Exhibit 99.1

CTC Media Announces Appointment of New Chief Financial Officer

Moscow, Russia — December 17, 2014 — CTC Media Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), a leading Russian independent media company, today announced the appointment of Stanislav Ploschenko as the Company’s new Chief Financial Officer, effective January 24, 2015. Mr. Ploschenko will also serve as an advisor to the Company’s CEO on financial matters until he takes office as CFO.

Yuliana Slashcheva, Chief Executive Officer of CTC Media, said, “I am delighted to welcome Stanislav to the CTC Media team and am confident that his deep experience working for major public and private companies will benefit and strengthen our management team. I would also like to thank Nikolay Surikov for his contributions to the Company during his tenure and wish him well in his new endeavor”.

As Chief Financial Officer, Mr. Ploschenko will be responsible for planning and overseeing the Company’s financial strategy and accounting as well as managing its relationships with banking and other financial services partners.

Stanislav Ploschenko said, “I am very excited to join the strong and accomplished team at CTC Media and am looking forward to leveraging my experience to support the Company and its shareholders”.

Nikolay Surikov, who is currently Chief Financial Officer of CTC Media, will be in office through January 23, 2015.  Mr. Surikov is resigning to pursue another opportunity to be announced in the near future.

Note to Editors:

Stanislav Ploschenko was most recently SVP for Finance at global mining and metals company Mechel. He joined Mechel in 2006, after having worked as head of the metals and mining division at Commerzbank (Eurasia). Mr. Ploschenko started his career as an auditor with Bank’s Audit Service ZAO. Mr. Ploschenko graduated from the Russian State Academy of Finance, specializing in International Economic Relations. He also received an MSc in International Securities, Investment & Banking from the ISMA Centre, University of Reading, and a BA (Hons) in International Finance and Trade from the University of Portsmouth. He speaks Russian, English, German and Spanish.

About CTC Media Inc.

CTC Media is the leading Russian independent media company. The group manages four television channels in Russia (CTC, Domashny, Peretz and CTC Love) as well as Channel 31 in Kazakhstan and a TV company in Moldova with combined audience over 150 million viewers. The international version of CTC Channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. The international version of Peretz is available in Belarus in Kyrgyzstan as well. CTC Media also owns several digital entertainment media assets including videomore.ru, domashniy.ru, ctc.ru and peretz.ru. CTC Media is publicly traded on the NASDAQ Global Select Market under the symbol CTCM.

CTC Media is a corporation registered in Delaware (the U.S.) which owns, directly and indirectly, 100% of shares of Russian legal entities whose main business is broadcasting entertainment TV programs in Russia and the CIS. Shareholders of CTC Media include MTG Russia AB (100% of its shares are owned, directly or indirectly, by the Swedish public company Modern Times Group MTG AB), which holds about 39% of the shares of CTC Media; Telcrest Investments Limited (a private company in Cyprus, whose beneficial owners comprise Russian legal entities and individuals), which holds about 25% of the shares of CTC Media; as well as public shareholders including American and European institutional and retail investors holding the remaining approximately 36% of the shares.

For additional information please contact our website www.ctcmedia.ru or:

CTC Media, Inc.

Investor Relations

Nickolai Ivanov

Head of Investor Relations

+7 495 981 0740

ir@ctcmedia.ru

Mass Media

Igor Ivanov

Press Secretary

+7 (495) 785 63 47, ext. 4352,

+ 7 (985) 763 00 85

pr@ctcmedia.ru